EXHIBIT 99.1

NetSol Technologies Reports Record Fiscal First-Quarter Revenue

First-Quarter Revenue Reaches $11.1 Million;
Net Income $929,000, or $0.12 per Diluted Share

EBITDA Advances to $2.5 Million, or EBITDA per Diluted Share of $0.33

Reiterates Fiscal 2013 Annual Revenue Guidance of $46 million to $49 million;
Earnings per Diluted Share of $0.80 to $1.00

CALABASAS, Calif., Nov. 14, 2012 (GLOBE NEWSWIRE) -- NetSol Technologies, Inc. (Nasdaq:NTWK), a worldwide provider of global IT and enterprise application solutions, today reported financial results for its fiscal 2013 first quarter ended September 30, 2012.

Fiscal 2013 First-Quarter Financial Results

Total first quarter revenue rose to $11.1 million, the highest first quarter in the company's history, as a result of higher services revenue and a recovery in licensee revenue. This compares with total revenue of $6.2 million in the first quarter of fiscal 2012.

"NetSol's record first quarter revenue underscores the success of our initiative to build out service and delivery capabilities in Bangkok and China," said Najeeb Ghauri, CEO of NetSol. "Our record results also reinforce the continued demand for our core leasing solution throughout Asia, where we have recently completed a number of NFS™ implementations."

License revenue increased to $3.2 million from $1.1 million in the comparable first quarter of fiscal 2012, representing new agreements with fortune 500 companies in the Asia Pacific Region.

Maintenance revenue was $2.0 million, approximately in line with the same period last fiscal year.

Services revenue grew to $5.8 million from $3.1 million for the first quarter of fiscal 2012 as a result of new consulting and customization projects and increased contribution from NetSol's Virtual Leasing Services subsidiary jointly acquired during the second quarter of fiscal 2012.

Total operating expenses for the fiscal 2013 first quarter amounted to $3.8 million, down sequentially from the fourth quarter, although up from $3.0 million in the fiscal 2012 first quarter. The increase is principally due to hiring additional NFS and Vroozi personnel and larger headcount as a result of the VLS acquisition.

Operating income for the first quarter of fiscal 2013 rose to $1.5 million, compared with an operating loss of $826,000 in the first quarter of fiscal 2012.

NetSol achieved net income of $929,000 for the fiscal first quarter, equal to $0.12 per diluted share, compared with a net loss of $1.5 million, or $0.26 per share, in the comparable period of the prior fiscal year. This includes a deduction of net income by $332,000 for non-controlling interest, compared with $137,000 in the comparative period. Weighted average number of diluted shares outstanding for the period was 7.6 million shares, compared with 5.6 million shares for the first quarter of fiscal 2012.

The net EBITDA (a non-GAAP measure), was $2.5 million for the fiscal 2013 first quarter, versus a loss of $234,000 for the fiscal 2012 first quarter. The reconciliation of net EBITDA to net income, the most comparable non-GAAP financial measure, as well as a further explanation about adjusted EBITDA, is included in the financial tables at the end of this news release.

NetSol's cash and cash equivalents balance rose to $8.0 million at September 30, 2012, compared with $7.6 million at June 30, 2012.

2012 First-Quarter Highlights:

  Received new orders for NetSol Financial Suite (NFS™) solution from two new customers, representing more than $4 million in combined license, maintenance, and service billings;
  Won a new contract in Europe to provide a Point-of-Sale solution to an existing bank client to support their entry into vehicle finance;
  Completed NFS implementations in China with Mercedes-Benz Leasing, Chongqing Auto Finance and JAC Santander;
  Completed a custom projects including one LeaseSoft migration project with a European Bank ;
  Secured and delivered a leasing and finance consulting project with a Mexico-based subsidiary of one of the largest commercial truck manufacturing companies in the world and completed a consulting engagement with Mercedes-Benz China;
  Signed a new contract in the area of information security with a leading telecom company in Pakistan and added a contract to implement a transport department automation system with the government of Punjab. The agreements are collectively valued at approximately $0.7 million; and,
  Added key sales, marketing, and implementation personnel to further drive global market penetration and increase delivery and support capability. Most recently, Vroozi welcomed Ivy Montgomery, formerly of SAP, as vice president of marketing.

Business and Financial Outlook

"With our growth initiatives underway, combined with our new business pipeline visibility, I am ever confident that we will hit our revenue and profitability targets for fiscal 2013, especially considering that NetSol's second half of the year has historically been a stronger period than the first half," Ghauri said.

The company maintains its financial guidance, anticipating growing total annual revenue to a range of approximately $46 million to $49 million for fiscal 2013, and achieving earnings per diluted share of approximately $0.80 to $1.00 for the year.

Fiscal 2013 First Quarter Conference Call

When:	Wednesday, November 14
Time:	11:00 a.m. Eastern
Phone:	1-877-941-9205 (domestic)
1-480-629-9645 (international)
Passcode:	4573511
Webcast:	http://www.netsoltech.com/us/investors/overview
Archived:	90 days

A telephone playback of the conference call will also be available until 11:59 p.m. Eastern time, Wednesday, November 21, 2012. Listeners should call (800) 406-7325 (domestic) or (303) 590-3030 (international) and use reservation 4573511 to access the playback.

About NetSol Technologies

NetSol Technologies, Inc. (www.netsoltech.com) is a worldwide provider of global IT and enterprise application solutions that include credit and finance portfolio management systems, SAP consulting and services, custom development, systems integration, and technical services for the global Financial, Leasing, Insurance, Energy, and Technology markets. Headquartered in Calabasas, Calif., NetSol's product and services offerings have achieved ISO 9001, ISO 20000, ISO 27001, and SEI (Software Engineering Institute) CMMI (Capability Maturity Model) Maturity Level 5 assessments, a distinction shared by only 178 companies worldwide. The company's clients include Fortune 500 manufacturers, global automakers, financial institutions, utilities, technology providers, and government agencies. NetSol has delivery and support locations in San Francisco, London, Beijing, Bangkok, Lahore, Adelaide and Riyadh.

The NetSol Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9832

Forward-Looking Statements

This press release may contain forward-looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "expects," "anticipates," variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

(Tables Follow)

NetSol Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of September 30,	As of June 30,
ASSETS	2012	2012
Current assets:
Cash and cash equivalents	$ 8,019,788	$ 7,599,607
Restricted cash	1,712,673	141,231
Short term investment
Accounts receivable, net	18,077,796	13,757,637
Revenues in excess of billings	10,529,745	12,131,329
Other current assets	2,357,261	2,648,302
Total current assets	40,697,263	36,278,106
Property and equipment, net	17,437,469	16,912,795

Intangible assets, net	28,772,866	28,502,983
Goodwill	9,653,330	9,653,330
Total intangibles	38,426,196	38,156,313
Total assets	$ 96,560,928	$ 91,347,214

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 4,242,659	$ 3,869,355
Current portion of loans and obligations under capitalized leases	3,430,619	1,896,238
Other payables - acquisitions	103,226	103,226
Unearned revenues	4,274,011	2,704,661
Convertible notes payable , current portion	2,681,861	2,809,093
Loans payable, bank	2,092,926	2,116,402
Common stock to be issued	108,875	105,575
Total current liabilities	16,934,177	13,604,550
Obligations under capitalized leases, less current maturities	303,581	260,107
Convertible notes payable less current maturities	--	936,364
Long term loans; less current maturities	1,506,457	1,551,541
Total liabilities	18,744,215	16,352,562
Commitments and contingencies
Stockholders' equity:
Common stock, $.01 par value; 15,000,000 shares authorized; 7,907,455 & 7,513,745 issued and outstanding as of September 30, 2012 and June 30, 2012	79,075	75,137
Additional paid-in-capital	108,576,679	106,101,165
Treasury stock	(415,425)	(415,425)
Accumulated deficit	(30,755,274)	(31,684,399)
Stock subscription receivable	(2,269,488)	(2,119,488)
Other comprehensive loss	(12,897,998)	(12,361,759)
Total NetSol shareholders' equity	62,317,569	59,595,231
Non-controlling interest	15,499,144	15,399,421
Total stockholders' equity	77,816,713	74,994,652
Total liabilities and stockholders' equity	$ 96,560,928	$ 91,347,214

NetSol Technologies, Inc. and Subsidiaries
Consolidated Statement of Operations

	For the Three Months
	Ended September 30,
	2012	2011
Net Revenues:
License fees	$ 3,241,501	$ 1,075,850
Maintenance fees	2,045,706	2,037,206
Services	5,784,693	3,115,652
Total net revenues	11,071,900	6,228,708
Cost of revenues:
Salaries and consultants	3,385,668	2,383,411
Travel	325,294	285,673
Repairs and maintenance	127,997	74,194
Insurance	37,719	35,868
Depreciation and amortization	958,151	789,105
Other	921,858	516,409
Total cost of revenues	5,756,687	4,084,660
Gross profit	5,315,213	2,144,048
Operating expenses:
Selling and marketing	762,963	700,281
Depreciation and amortization	342,001	191,674
Salaries and wages	1,153,873	806,564
Professional services, including non-cash compensation	206,502	186,749
General and administrative	1,347,928	1,085,222
Total operating expenses	3,813,267	2,970,490
Income (loss) from operations	1,501,946	(826,442)
Other income and (expenses)
Loss on sale of assets	14,296	(1,641)
Interest expense	(292,389)	(251,430)
Interest income	24,167	32,805
Gain (loss) on foreign currency exchange transactions	395,156	(120,906)
Share of net loss from equity investment	--	(100,000)
Beneficial conversion feature	(367,744)	(21,583)
Other expense	(32)	(7,719)
Total other expenses	(226,546)	(470,474)
Net income (loss) before income taxes	1,275,400	(1,296,916)
Income taxes	(13,996)	(24,534)
Net income (loss) after tax	1,261,404	(1,321,450)
Non-controlling interest	(332,279)	(137,258)
Net income (loss) attributable to NetSol	929,125	(1,458,708)

Other comprehensive income (loss):
Translation adjustment	(768,795)	(974,199)
Comprehensive income (loss)	160,330	(2,432,907)
Comprehensive loss attributable to non controlling interest	(232,556)	(417,360)
Comprehensive income (loss) attributable to NetSol	392,886	(2,015,547)

Net income (loss) per share:
Basic	$ 0.12	$ (0.26)
Diluted	$ 0.12	$ (0.26)
Weighted average number of shares outstanding
Basic	7,591,891	5,588,327
Diluted	7,599,136	5,588,327

NetSol Technologies, Inc. and Subsidiaries
Consolidated Statement of Cash Flows

	For the Three Months
	Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$ 1,261,404	$ (1,321,450)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,300,152	980,778
Provision for bad debts	--	192,250
Share of net loss from investment under equity method	--	100,000
Loss on sale of assets	(14,296)	1,641
Stock issued for interest on notes payable	211,111	--
Stock issued for services	29,670	118,300
Fair market value of warrants and stock options granted	227,926	59,852
Beneficial conversion feature	367,744	21,583
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(4,320,159)	1,658,238
(Increase) decrease in other current assets	1,892,625	169,558
Decrease in accounts payable and accrued expenses	1,942,654	(1,096,850)
Net cash provided by operating activities	2,898,831	883,900
Cash flows from investing activities:
Purchases of property and equipment	(1,457,134)	(1,427,884)
Sales of property and equipment	60,501	2,591
Investment under equity method	--	(100,000)
Increase in intangible assets	(1,091,966)	(1,768,681)
Net cash used in investing activities	(2,488,599)	(3,293,974)
Cash flows from financing activities:
Proceeds from the exercise of stock options and warrants	252,900	140,000
Payment to common shareholders against fractional shares	(194)	--
Proceeds from convertible notes payable	--	4,000,000
Payments on convertible notes payable	--	(2,758,330)
Restricted cash	(1,571,442)	3,000,000
Bank overdraft	59,913	40,201
Proceeds from bank loans	2,591,135	1,873,486
Payments on capital lease obligations & loans - net	(1,160,684)	(4,885,224)
Net cash provided by financing activities	171,628	1,410,133
Effect of exchange rate changes in cash	(161,679)	(49,175)
Net increase (decrease) in cash and cash equivalents	420,181	(1,049,116)
Cash and cash equivalents, beginning of year	7,599,607	4,172,802
Cash and cash equivalents, end of year	$ 8,019,788	$ 3,123,686

NetSol Technologies, Inc. and Subsidiaries
Reconciliation to GAAP

	Three Months	Three Months
	Ended	Ended
	September 30, 2012	September 30, 2011

Net Income (loss) before preferred dividend, per GAAP	$ 929,125	$ (1,458,708)
Income Taxes	13,996	24,534
Depreciation and amortization	1,300,152	980,779
Interest expense	292,389	251,430
Interest (income)	(24,167)	(32,805)
EBITDA	$ 2,511,495	$ (234,770)

Weighted Average number of shares outstanding
Basic	7,591,891	5,588,327
Diluted	7,599,136	5,588,327

Basic EBITDA	$ 0.33	$ (0.04)
Diluted EBITDA	$ 0.33	$ (0.04)

Although the net EBITDA income is a non-GAAP measure of performance, we are providing it because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. It should not be considered as an alternative to net income, operating income or any other financial measures calculated and presented, nor as an alternative to cash flow from operating activities as a measure of our liquidity. It may not be indicative of the Company's historical operating results nor is it intended to be predictive of potential future results.

Investor Contacts:

PondelWilkinson
Roger Pondel | Matt Sheldon
investors@netsoltech.com
(310) 279-5980

Media Contacts:

PondelWilkinson
George Medici | gmedici@pondel.com
(310) 279-5968